Columbia Financial, Inc. Announces Financial Results for the Quarter Ended June 30, 2019

Fair Lawn, New Jersey (July 24, 2019): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank (the "Bank"), reported net income of $12.0 million, or $0.11 per basic and diluted share, for the quarter ended June 30, 2019, as compared to a net loss of $14.7 million, or $(0.13) per basic and diluted share, for the quarter ended June 30, 2018. Earnings for the three months ended June 30, 2019 reflected a lower provision for loan losses and higher non-interest income, coupled with a decrease in non-interest expense, which included a one-time charitable contribution of $34.8 million in the 2018 quarter. Excluding the impact of the charitable contribution, non-interest expense would have increased by $4.8 million. Core net income would have been $12.7 million for the quarter ended June 30, 2018, or $0.11 per basic and diluted share.

For the six months ended June 30, 2019, the Company reported net income of $27.0 million, or $0.24 per basic and diluted share, as compared to a net loss of $3.0 million or $(0.03) per basic and diluted share, for the six months ended June 30, 2018. Earnings for the six months ended June 30, 2019 reflected higher net interest income and non-interest income, lower provision for loan losses and a decrease in non-interest expense, which included a one-time charitable contribution of $34.8 million for the six months ended June 30, 2018. Excluding the impact of the charitable contribution, non-interest expense would have increased by $8.4 million. Core net income would have been $24.4 million for the six months ended June 30, 2018, or $0.22 per basic and diluted share.

Mr. Thomas J. Kemly, President and Chief Executive Officer, commented: "We again maintained consistent earnings and solid asset quality despite margin compression resulting from operating in a competitive market for loans and deposits. We are committed to our strategic plan, which includes prudent asset growth and efficient management of capital as evidenced by our recently announced stock repurchase program, and our announced merger of Stewardship Financial Corporation."

Results of Operations for the Quarters Ended June 30, 2019 and June 30, 2018

Net income of $12.0 million was recorded for the quarter ended June 30, 2019, an increase of $26.8 million, compared to a net loss of $14.7 million for the quarter ended June 30, 2018. The increase in net income was primarily attributable to a $2.3 million decrease in the provision for loan losses, a $1.3 million increase in non-interest income, and a $29.9 million decrease in non-interest expense, partially offset by a $6.6 million increase in income tax expense. The decrease in non-interest expense for the quarter ended June 30, 2019 was primarily attributable to the previously noted one-time $34.8 million contribution of shares of the Company's stock to the Columbia Bank Foundation in connection with its minority stock offering in April 2018.
Net interest income was $40.8 million for the quarter ended June 30, 2019, a decrease of $172,000, or 0.4%, from $41.0 million for the quarter ended June 30, 2018. The decrease in net interest income was attributable to a $7.9 million increase in interest expense which was partially offset by a $7.7 million increase in interest income. The increase in interest income for the quarter ended June 30, 2019 was largely due to increases in both the average balances and yields on loans and securities, coupled with an increase in yield on other interest-earning assets. The increase in interest expense for the quarter ended June 30, 2019 was largely due to increases in the average yields on deposits and borrowings.

The average yield on loans for the quarter ended June 30, 2019 increased 16 basis points to 4.14%, as compared to 3.98% for the quarter ended June 30, 2018, while the yield on securities for the quarter ended June 30, 2019 increased 19 basis points to 2.89%, as compared to 2.70% for the quarter ended June 30, 2018. Increases in yields for the quarter ended June 30, 2019 reflect the increase in market interest rates that occurred during fiscal 2018. The average yield on other interest-earning assets for the quarter ended June 30, 2019 increased 320 basis points to 6.19%, as compared to 2.99% for the quarter ended June 30, 2018. This was mainly a result of the 2019 average balance of other interest-earning assets including higher yielding Federal Home Loan Bank stock, while the 2018 average balance of other interest-earning assets included higher cash deposits related to the subscriptions for the Company's minority stock offering, which yielded a lower rate of interest.

Total interest expense was $21.9 million for the quarter ended June 30, 2019, an increase of $7.9 million, or 56.3%, from $14.0 million for the quarter ended June 30, 2018. The increase in interest expense was primarily attributable to a $388.5 million increase in the average balance of certificates of deposits, partially offset by a decrease of $111.6 million in the average balance of money market accounts, and $253.9 million in the average balance of savings and club accounts, combined with a 62 basis point increase in the cost of interest-bearing deposits. The increase in the cost of deposits was primarily driven by higher market rates and a shift in the mix from non-maturity deposits to higher costing certificates of deposit. The increase in interest on borrowings was attributable to a $372.1 million increase in the average balance of Federal Home Loan Bank advances coupled with a 49 basis point increase in the cost of these borrowings.
The Company's net interest margin for the quarter ended June 30, 2019 decreased 23 basis points to 2.53%, when compared to 2.76% for the quarter ended June 30, 2018. The weighted average yield on interest-earning assets increased 19 basis points to 3.89% for the quarter ended June 30, 2019 as compared to 3.70% for the quarter ended June 30, 2018. The average cost of interest-bearing liabilities increased 56 basis points to 1.76% for the quarter ended June 30, 2019 as compared to 1.20% for the quarter ended June 30, 2018. Increases in yields and costs for the quarter ended June 30, 2019 were largely driven by competitive pressures in pricing deposit products in a higher market interest rate environment.
The provision for loan losses was $112,000 for the quarter ended June 30, 2019, a decrease of $2.3 million, or 95.3%, from $2.4 million for the quarter ended June 30, 2018. The decrease was primarily driven by a decrease in historical loss factors, coupled with nominal growth in the loan portfolio. Net charge offs increased to $480,000 for the quarter ended June 30, 2019, as compared to net recoveries of $172,000 for the quarter ended June 30, 2018.
Non-interest income was $6.8 million for the quarter ended June 30, 2019, an increase of $1.3 million, or 24.3%, from $5.5 million for the quarter ended June 30, 2018. The increase was primarily attributable to an increase in income from loan fees and service charges of $1.0 million, which included an increase in income from swap transactions, and $339,000 in gains on the sale of securities. There were no realized gains on security transactions for the quarter ended June 30, 2018.
Non-interest expense was $31.8 million for the quarter ended June 30, 2019, a decrease of $29.9 million, or 48.5%, from $61.8 million for the quarter ended June 30, 2018. The decrease was primarily attributable to a decrease of $34.8 million in charitable contributions which were made during the quarter ended June 30, 2018 as previously noted. Excluding the impact of this one-time contribution, non-interest expense increased $4.8 million, or 17.9%, for the quarter ended June 30, 2019. This increase was attributable to an increase in compensation and employee benefits of $2.1 million, an increase in professional fees of $355,000, an increase in other non-interest expense of $1.6 million, and merger-related expenses of $462,000 recorded in the quarter ended June 30, 2019. The higher compensation and employee benefits expense was mostly driven by costs associated with new hires. The increase in professional fees was the result of higher legal, accounting and consulting fees commensurate with being a public company. The increase in other non-interest expense was mainly due to a decrease of $368,000 in the credit associated with pension benefit costs, resulting from a new pension accounting standard, effective January 1, 2019, which requires that other components of net periodic benefit costs be reported separately from the service cost as a component of non-interest expense in the statements of income. Merger-related expenses included expenses related to the June 2019 announcement that the Company has entered into a definitive merger agreement with Stewardship Financial Corporation.
Income tax expense was $3.6 million for the quarter ended June 30, 2019, an increase of $6.6 million, as compared to a tax benefit of $3.0 million for the quarter ended June 30, 2018. The Company's effective tax rate was 23.2% and (16.7%) for the quarters ended June 30, 2019 and 2018, respectively. The 2019 income tax expense and resulting effective tax rate was primarily driven by maximizing the tax benefits related to a subsidiary of the Bank, coupled with other previously implemented tax strategies. The 2018 income tax benefit and resulting effective tax rate was impacted by the net loss resulting from the one-time charitable contribution.

Results of Operations for the Six Months Ended June 30, 2019 and June 30, 2018

Net income of $27.0 million was recorded for the six months ended June 30, 2019, an increase of $29.9 million, compared to a net loss of $3.0 million for the six months ended June 30, 2018. The increase in net income was primarily attributable to a $3.1 million increase in net interest income, a $3.9 million decrease in the provision for loan losses, a $2.8 million increase in non-interest income, and a $26.4 million decrease in non-interest expense, partially offset by a $6.3 million increase in income tax expense. The decrease in non-interest expense for the six months ended June 30, 2019 was attributable to the 2018 period including a $34.8 million one-time contribution to the Columbia Bank Foundation previously noted.

Net interest income was $83.2 million for the six months ended June 30, 2019, an increase of $3.1 million, or 3.9%, from $80.1 million for the six months ended June 30, 2018. The increase in net interest income was attributable to an $18.8 million increase in interest income, which was partially offset by a $15.7 million increase in interest expense. The increase in interest income for the period was largely due to increases in both the average balances and yields on loans and securities, coupled with an increase in the yield on other interest-earning assets.

The average yield on loans for the six months ended June 30, 2019 increased 23 basis points to 4.20%, as compared to 3.97% for the six months ended June 30, 2018, and the yield on securities for the six months ended June 30, 2019 increased 19 basis points to 2.91%, as compared to 2.72% for the six months ended June 30, 2018. Increases in yields for the six months ended June 30, 2019 reflect the increase in market interest rates that occurred during fiscal 2018. The average yield on other interest-earning assets for the six months ended June 30, 2019 increased 352 basis points to 6.40%, as compared to 2.88% for the six months ended June 30, 2018. This was driven by the 2019 average balance of other interest-earning assets including higher yielding Federal Home Loan Bank stock, while the 2018 average balance of other interest-earning assets included higher cash deposits related to the subscriptions for the Company's minority stock offering which yielded a lower rate of interest.

Total interest expense was $42.4 million for the six months ended June 30, 2019, an increase of $15.7 million, or 58.6%, from $26.7 million for the six months ended June 30, 2018. The increase in interest expense was primarily attributable to a $350.3 million increase in the average balance of certificates of deposit, partially offset by decreases of $67.8 million in the average balance of interest-bearing demand accounts, $75.4 million in the average balance of money market accounts and $243.3 million in the average balance of savings and club accounts, coupled with a 62 basis point increase in the cost of interest-bearing deposits. The increase in the cost of deposits was driven by higher market rates and a shift in the mix from core deposits to higher costing certificates of deposit. The increase in interest on borrowings was attributable to a $347.1 million increase in the average balance of Federal Home Loan Bank advances coupled with a 57 basis point increase in the cost of these borrowings.
The Company's net interest margin for the six months ended June 30, 2019 decreased 17 basis points to 2.61%, when compared to 2.78% for the six months ended June 30, 2018. The weighted average yield on interest-earning assets increased 24 basis points to 3.95% for the six months ended June 30, 2019 as compared to 3.71% for the six months ended June 30, 2018. The average cost of interest-bearing liabilities increased 57 basis points to 1.72% for the six months ended June 30, 2019 as compared to 1.15% for the six months ended June 30, 2018. Increases in yields and costs for the quarter ended June 30, 2019 reflect the increase in market interest rates that occurred during fiscal 2018.
The provision for loan losses was $548,000 for the six months ended June 30, 2019, a decrease of $3.9 million, or 87.5%, from $4.4 million for the six months ended June 30, 2018. The decrease was primarily driven by a decrease in historical loss factors, coupled with nominal growth in the loan portfolio. Net charge offs increased to $487,000 for the six months ended June 30, 2019, as compared to $54,000 for the six months ended June 30, 2018.

Non-interest income was $12.8 million for the six months ended June 30, 2019, an increase of $2.8 million, or 28.2%, from $10.0 million for the six months ended June 30, 2018. The increase was primarily attributable to an increase in income from loan fees and service charges of $1.4 million, which included an increase in income from swap transactions of $1.0 million, and increases in gains on the sale of securities and loans of $349,000 and $313,000, respectively.

Non-interest expense was $61.4 million for the six months ended June 30, 2019, a decrease of $26.4 million, or 30.1%, from $87.8 million for the six months ended June 30, 2018. The decrease was primarily attributable to a decrease of $34.8 million in charitable contributions during the 2018 period as previously noted. Excluding the impact of this one-time contribution, non-interest expense increased $8.4 million, or 15.8%, for the six months ended June 30, 2019. This increase was attributable to an increase in compensation and employee benefits of $3.6 million, an increase in professional fees of $821,000, an increase in other non-interest expense of $2.5 million, and merger-related expenses of $462,000 recorded in the 2019 period. The higher compensation and employee benefits expense was driven by costs associated with new hires. The increase in professional fees was the result of higher legal, accounting and consulting fees commensurate with being a public company. The increase in other non-interest expense was mainly due to a decrease of $735,000 in the credit associated with pension benefit other than service costs included in non-interest expense as previously described. Merger-related expenses included expenses related to the June 2019 announcement that the Company has entered into a definitive merger agreement with Stewardship Financial Corporation.

Income tax expense was $7.1 million for the six months ended June 30, 2019, an increase of $6.3 million, from $845,000 for the six months ended June 30, 2018. The 2018 income tax expense and resulting effective tax rate was impacted by the net loss resulting from the one-time charitable contribution. The 2019 income tax expense and resulting effective tax rate was primarily driven by maximizing the tax benefits related to a subsidiary of the Bank, coupled with other previously implemented tax strategies.

Balance Sheet Summary

Total assets increased $289.1 million, or 4.3%, to $7.0 billion at June 30, 2019 from $6.7 billion at December 31, 2018. The increase in total assets was primarily attributable to increases in debt securities available for sale of $66.9 million, debt securities held to maturity of $37.5 million, loans receivable, net of $133.9 million, and other assets of $31.6 million.

Debt securities available for sale increased $66.9 million, or 6.5%, to $1.1 billion at June 30, 2019 from $1.0 billion at December 31, 2018. The increase was mainly attributable to purchases of $80.5 million in U.S. agency obligations, mortgage-backed securities and corporate and municipal bonds, partially offset by maturities of $797,000 in municipal securities, repayments of $48.8 million in mortgage-backed securities, and sales of $15.7 million in U.S. government obligations and mortgage-backed securities. The gross unrealized gain on debt securities available for sale increased $30.1 million during the period.

Debt securities held to maturity increased $37.5 million, or 14.3%, to $299.6 million at June 30, 2019 from $262.1 million at December 31, 2018. The increase was mainly attributable to purchases of $47.7 million in U.S. agency obligations, mortgage-backed securities and corporate bonds, partially offset by a call of a $5.0 million U.S. agency obligation, and repayments of $5.5 million in mortgage-backed securities.

Loans receivable, net, increased $133.9 million, or 2.7%, to $5.1 billion at June 30, 2019 from $4.9 billion at December 31, 2018. The increase was mainly attributable to increases in multi-family and commercial real estate, construction and commercial business loans of $106.1 million, $32.1 million, and $24.7 million, respectively, partially offset by decreases in one-to-four family real estate and home equity loans and advances of $10.6 million and $18.4 million, respectively. One-to-four family real estate loans decreased slightly due to lower originations and loan sales totaling $62.7 million.

Other assets increased $31.6 million, or 29.6%, to $138.7 million at June 30, 2019 from $107.0 million at December 31, 2018. The increase was primarily attributable to a $35.0 million contribution which increased the funded status of the Company's pension plan in June 2019.
Total liabilities increased $253.3 million, or 4.4%, to $6.0 billion at June 30, 2019 from $5.7 billion at December 31, 2018. The increase was primarily attributable to an increase in total deposits of $254.8 million, or 5.8%. The increase in total deposits consisted of increases in the balances of interest-bearing and non-interest-bearing demand accounts, as well as certificates of deposit. The Bank's high yield checking account program, which began in January 2019, experienced significant growth during the period, along with non-interest-bearing commercial demand accounts which were primarily obtained from existing commercial loan customers. Certificates of deposit balances also increased as the Bank continues to offer competitive rates on these products.

Total stockholders’ equity increased $35.8 million, or 3.7%, to $1.0 billion at June 30, 2019 from $972.1 million at December 31, 2018. The net increase was primarily attributable to net income of $27.0 million, coupled with improved fair market values on debt securities within our available for sale portfolio, partially offset by the repurchase of 263,900 shares of common stock for approximately $3.9 million under our recently announced stock repurchase program.

Asset Quality
The Company's total non-performing loans at June 30, 2019 totaled $6.7 million, or 0.13% of total gross loans, as compared to $2.8 million, or 0.06% of total gross loans, at December 31, 2018. The $3.9 million increase in non-performing loans was mainly attributable to increases of $1.7 million in one-to-four family real estate loans, $1.7 million in construction loans and $472,000 in commercial business loans. The increase in one-to-four family real estate loans was the result of an increase in the number of loans from 6 non-performing loans at December 31, 2018 to 13 non-performing loans at June 30, 2019, while the entire construction loan non-performing balance consisted of one non-performing loan. The Company had no real estate owned at June 30, 2019 compared to one property owned, with a carrying value of $92,000, at December 31, 2018. Non-performing assets as a percentage of total assets totaled 0.10% at June 30, 2019 as compared to 0.04% at December 31, 2018.
The Company's allowance for loan losses was $62.4 million, or 1.22% of total loans at June 30, 2019, compared to $62.3 million, or 1.26% of total loans, at December 31, 2018.

Previously Announced Merger with Stewardship Financial Corporation

On June 7, 2019, the Company announced the signing of a definitive agreement and plan of merger pursuant to which the Company will acquire Stewardship Financial Corporation ("Stewardship"), the holding company for Atlantic Stewardship Bank in an all-cash transaction. Based on financial statements as of June 30, 2019, the combined company will have approximately $8.0 billion in assets, $5.9 billion in gross loans, and $5.5 billion in deposits upon completion of the merger. The transaction has been unanimously approved by the Boards of Directors of both companies and is expected to be completed during the fourth quarter of 2019, subject to approval by Stewardship's shareholders, as well as regulatory approvals and other customary closing conditions.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. We currently operate 51 full-services banking offices.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation;

changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, including successfully consummating its pending acquisition of Stewardship Financial Corporation, or its deployment of the proceeds raised in its minority public offering; and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Columbia Financial, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP").  This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results.  Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to Non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	June 30,	December 31,
	2019	2018
Assets	(Unaudited)
Cash and due from banks	$54,255	$42,065
Short-term investments	122	136
Total cash and cash equivalents	54,377	42,201

Debt securities available for sale, at fair value	1,099,801	1,032,868
Debt securities held to maturity, at amortized cost (fair value of $303,179 and $254,841 at June 30, 2019 and December 31, 2018, respectively)	299,605	262,143
Equity securities, at fair value	1,915	1,890
Federal Home Loan Bank stock	58,613	58,938
Loans held-for-sale, at fair value	2,044	8,081

Loans receivable	5,113,174	4,979,182
Less: allowance for loan losses	62,403	62,342
Loans receivable, net	5,050,771	4,916,840

Accrued interest receivable	20,310	18,894
Real estate owned	—	92
Office properties and equipment, net	61,267	52,050
Bank-owned life insurance	187,153	184,488
Goodwill and intangible assets	6,191	6,085
Other assets	138,696	107,048
Total assets	$6,980,743	$6,691,618

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$4,668,645	$4,413,873
Borrowings	1,163,271	1,189,180
Advance payments by borrowers for taxes and insurance	34,419	32,030
Accrued expenses and other liabilities	106,499	84,475
Total liabilities	5,972,834	5,719,558

Stockholders' equity:
Total stockholders' equity	1,007,909	972,060
Total liabilities and stockholders' equity	$6,980,743	$6,691,618

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Interest income:	(Unaudited)
Loans receivable	$51,709	$45,865	$103,969	$89,706
Debt securities available for sale and equity securities	7,900	4,922	15,559	11,336
Debt securities held to maturity	2,115	2,991	4,022	3,455
Federal funds and interest earning deposits	134	584	223	1,072
Federal Home Loan Bank stock dividends	874	657	1,846	1,244
Total interest income	62,732	55,019	125,619	106,813
Interest expense:
Deposits	15,250	9,194	28,929	17,293
Borrowings	6,639	4,810	13,463	9,442
Total interest expense	21,889	14,004	42,392	26,735

Net interest income	40,843	41,015	83,227	80,078

Provision for loan losses	112	2,400	548	4,400

Net interest income after provision for loan losses	40,731	38,615	82,679	75,678

Non-interest income:
Demand deposit account fees	1,051	976	2,010	1,920
Bank-owned life insurance	1,345	1,493	2,665	2,557
Title insurance fees	1,099	1,255	2,140	2,029
Loan fees and service charges	1,500	451	2,320	922
Gain on securities transactions	339	—	465	116
Change in fair value of equity securities	71	—	247	—
Gain on sale of loans	196	15	328	15
Other non-interest income	1,174	1,260	2,637	2,433
Total non-interest income	6,775	5,450	12,812	9,992

Non-interest expense:
Compensation and employee benefits	20,343	18,275	39,923	36,325
Occupancy	3,824	3,518	7,655	7,234
Federal deposit insurance premiums	462	473	887	901
Advertising	1,390	1,292	2,778	2,139
Professional fees	1,431	1,076	2,678	1,857
Data processing	669	672	1,307	1,314
Charitable contribution to foundation	—	34,767	—	34,767
Merger-related expenses	462	—	462	—
Other non-interest expense	3,260	1,695	5,710	3,246
Total non-interest expense	31,841	61,768	61,400	87,783

Income (loss) before income tax expense (benefit)	15,665	(17,703)	34,091	(2,113)

Income tax expense (benefit)	3,634	(2,961)	7,141	845

Net income (loss)	$12,031	$(14,742)	$26,950	$(2,958)

Basic and diluted earnings (loss) per share	$0.11	$(0.13)	$0.24	$(0.03)
Weighted average shares outstanding-basic and diluted	111,553,203	111,360,278	111,544,339	111,360,278

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended June 30,
	2019			2018
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$5,012,533	$51,709	4.14%	$4,618,006	$45,865	3.98%
Securities	1,391,009	10,015	2.89%	1,173,935	7,913	2.70%
Other interest-earning assets	65,348	1,008	6.19%	166,412	1,241	2.99%
Total interest-earning assets	6,468,890	$62,732	3.89%	5,958,353	$55,019	3.70%
Non-interest-earning assets	370,746			339,733
Total assets	$6,839,636			$6,298,086

Interest-bearing liabilities:
Interest-bearing demand	$1,355,796	$4,432	1.31%	$1,385,603	$2,881	0.83%
Money market accounts	261,110	516	0.79%	372,728	487	0.52%
Savings and club deposits	490,271	190	0.16%	744,114	287	0.15%
Certificates of deposit	1,816,313	10,112	2.23%	1,427,838	5,539	1.56%
Total interest-bearing deposits	3,923,490	15,250	1.56%	3,930,283	9,194	0.94%
FHLB advances	1,066,725	6,639	2.50%	694,581	3,481	2.01%
Junior subordinated debt	—	—	—%	50,678	1,329	10.52%
Other borrowings	—	—	—%	11	—	—%
Total borrowings	1,066,725	6,639	2.50%	745,270	4,810	2.59%
Total interest-bearing liabilities	4,990,215	$21,889	1.76%	4,675,553	$14,004	1.20%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	725,684			701,609
Other non-interest-bearing liabilities	119,913			135,435
Total liabilities	5,835,812			5,512,597
Total equity	1,003,824			785,489
Total liabilities and equity	$6,839,636			$6,298,086

Net interest income		$40,843			$41,015
Interest rate spread			2.13%			2.50%
Net interest-earning assets	$1,478,675			$1,282,800
Net interest margin			2.53%			2.76%
Ratio of interest-earning assets to interest-bearing liabilities	129.63%			127.44%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Six Months Ended June 30,
	2019			2018
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$4,997,253	$103,969	4.20%	$4,551,970	$89,706	3.97%
Securities	1,357,565	19,581	2.91%	1,095,928	14,791	2.72%
Other interest-earning assets	65,152	2,069	6.40%	161,899	2,316	2.88%
Total interest-earning assets	6,419,970	$125,619	3.95%	5,809,797	$106,813	3.71%
Non-interest-earning assets	369,779			328,627
Total assets	$6,789,749			$6,138,424

Interest-bearing liabilities:
Interest-bearing demand	$1,337,477	$8,649	1.30%	$1,405,231	$5,378	0.77%
Money market accounts	259,730	958	0.74%	335,136	722	0.43%
Savings and club deposits	496,851	386	0.16%	740,185	579	0.16%
Certificates of deposit	1,770,836	18,936	2.16%	1,420,500	10,614	1.51%
Total interest-bearing deposits	3,864,894	28,929	1.51%	3,901,052	17,293	0.89%
FHLB advances	1,092,542	13,463	2.48%	745,394	7,065	1.91%
Junior subordinated debt	—	—	—%	50,670	2,374	9.45%
Other borrowings	—	—	—%	171	3	3.54%
Total borrowings	1,092,542	13,463	2.48%	796,235	9,442	2.39%
Total interest-bearing liabilities	4,957,436	$42,392	1.72%	4,697,287	$26,735	1.15%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	722,130			689,021
Other non-interest-bearing liabilities	118,415			122,573
Total liabilities	5,797,981			5,508,881
Total equity	991,768			629,543
Total liabilities and equity	$6,789,749			$6,138,424

Net interest income		$83,227			$80,078
Interest rate spread			2.23%			2.56%
Net interest-earning assets	$1,462,534			$1,112,510
Net interest margin			2.61%			2.78%
Ratio of interest-earning assets to interest-bearing liabilities	129.50%			123.68%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
The following table summarizes the components of net interest rate spread and margin for the previous five quarters.

	Average Yields/Costs by Quarter
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Yield on interest-earning assets:
Loans	4.14%	4.25%	4.15%	4.01%	3.98%
Securities	2.89	2.93	2.88	2.75	2.70
Other interest-earning assets	6.19	6.62	5.96	4.45	2.99
Total interest-earning assets	3.89%	4.00%	3.91%	3.76%	3.70%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	1.56%	1.46%	1.27%	1.16%	0.94%
Total borrowings	2.50	2.47	2.33	2.52	2.59
Total interest-earning liabilities	1.76%	1.69%	1.52%	1.47%	1.20%

Interest rate spread	2.13%	2.31%	2.39%	2.29%	2.50%
Net interest margin	2.53%	2.70%	2.74%	2.65%	2.76%

Ratio of interest-earning assets to interest-bearing liabilities	129.63%	129.37%	130.22%	131.35%	127.44%

Selected Financial Highlights

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
SELECTED FINANCIAL RATIOS (1) :
Return on average assets	0.71%	(0.94)%	0.80%	(0.10)%
Core return on average assets	0.71%	0.81%	0.80%	0.80%
Return on average equity	4.81%	(7.53)%	5.48%	(0.95)%
Core return on average equity	4.84%	6.28%	5.48%	7.50%
Interest rate spread	2.13%	2.50%	2.23%	2.56%
Net interest margin	2.53%	2.76%	2.61%	2.78%
Non-interest expense to average assets	1.87%	3.93%	1.82%	2.88%
Efficiency ratio	66.87%	132.93%	63.93%	97.46%
Core efficiency ratio	66.37%	58.11%	63.76%	58.94%
Average interest-earning assets to average interest-bearing liabilities	129.63%	127.44%	129.50%	123.68%
Net charge-offs (recoveries) to average outstanding loans	0.04%	(0.01)%	0.02%	—%

(1) Annualized when appropriate.

CAPITAL RATIOS:
	June 30,	December 31,
	2019	2018
Company:
Total capital (to risk-weighted assets)	22.97%	23.45%
Tier 1 capital (to risk-weighted assets)	21.72	22.19
Common equity tier 1 capital (to risk-weighted assets)	21.72	22.19
Tier 1 capital (to adjusted total assets)	15.75	15.75

Bank:
Total capital (to risk-weighted assets)	18.36%	19.04%
Tier 1 capital (to risk-weighted assets)	17.11	17.79
Common equity tier 1 capital (to risk-weighted assets)	17.11	17.79
Tier 1 capital (to adjusted total assets)	12.38	12.60

ASSET QUALITY:
	June 30,	December 31,
	2019	2018
	(Dollars in thousands)
Non-accrual loans	$6,693	$2,789
90+ and still accruing	—	—
Non-performing loans	6,693	2,789
Real estate owned	—	92
Total non-performing assets	$6,693	$2,881

Non-performing loans to total gross loans	0.13%	0.06%
Non-performing assets to total assets	0.10%	0.04%
Allowance for loan losses	$62,403	$62,342
Allowance for loan losses to total non-performing loans	932.36%	2,235.28%
Allowance for loan losses to gross loans	1.22%	1.26%

LOAN DATA:
	June 30,	December 31,
	2019	2018
Real estate loans:	(In thousands)
One-to-four family	$1,819,539	$1,830,186
Multifamily and commercial	2,248,300	2,142,154
Construction	293,550	261,473
Commercial business loans	358,620	333,876
Consumer loans:
Home equity loans and advances	375,124	393,492
Other consumer loans	1,124	1,108
Total gross loans	5,096,257	4,962,289
Net deferred loan costs, fees and purchased premiums and discounts	16,917	16,893
Allowance for loan losses	(62,403)	(62,342)
Loans receivable, net	$5,050,771	$4,916,840

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	June 30,	December 31,
	2019	2018
	(Dollars in thousands)
Total stockholders' equity	$1,007,909	$972,060
Less: goodwill	(5,716)	(5,716)
Total tangible stockholders' equity	$1,002,193	$966,344

Shares outstanding	115,625,275	115,889,175

Book value per share	$8.72	$8.39
Tangible book value per share	$8.67	$8.34

Reconciliation of Core Net Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands)
Net income (loss)	$12,031	$(14,742)	$26,950	$(2,958)
Add: (gain) on securities transactions, net of tax	(260)	—	(360)	(88)
Add: charitable contribution to foundation, net of tax benefit	—	27,466	—	27,466
Add: merger-related expenses, net of tax	355	—	355	—
Core net income	$12,126	$12,724	$26,945	$24,420

Return on Average Assets
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Dollars in thousands)
Net income	$12,031	$(14,742)	$26,950	$(2,958)

Average assets	$6,839,636	$6,298,086	$6,789,749	$6,138,424

Return on average assets	0.71%	(0.94)%	0.80%	(0.10)%

Core net income	$12,126	$12,724	$26,945	$24,420

Core return on average assets	0.71%	0.81%	0.80%	0.80%

Reconciliation of GAAP to Non-GAAP Measures (continued)

Return on Average Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Dollars in thousands)
Total average stockholders' equity	$1,003,824	$785,489	$991,768	$629,543
Less: gain on securities transactions, net of tax	(260)	—	(360)	(88)
Add: charitable contribution to foundation, net of tax benefit	—	27,466	—	27,466
Add: merger-related expenses, net of tax	355	—	355	—
Core average stockholders' equity	$1,003,919	$812,955	$991,763	$656,921

Return on average equity	4.81%	(7.53)%	5.48%	(0.95)%

Core return on average equity	4.84%	6.28%	5.48%	7.50%

Efficiency Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Dollars in thousands)
Net interest income	$40,843	$41,015	$83,227	$80,078
Non-interest income	6,775	5,450	12,812	9,992
Total income	$47,618	$46,465	$96,039	$90,070

Non-interest expense	$31,841	$61,768	$61,400	$87,783

Efficiency ratio	66.87%	132.93%	63.93%	97.46%

Non-interest income	$6,775	$5,450	$12,812	$9,992
Less: gain on securities transactions	(339)	—	(465)	(116)
Core non-interest income	$6,436	$5,450	$12,347	$9,876

Non-interest expense	$31,841	$61,768	$61,400	$87,783
Less: charitable contribution to foundation	—	(34,767)	—	(34,767)
Less: merger related expenses	(462)	—	(462)	—
Core non-interest expense	$31,379	$27,001	$60,938	$53,016

Core efficiency ratio	66.37%	58.11%	63.76%	58.94%